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                                                                    Exhibit 99.1
                              LUBRIZOL CORPORATION
                                  July 22, 2003
                                 12:00 p.m. CDT


Moderator      Ladies and gentlemen, thank you for standing by. Welcome to the Second Quarter Earnings conference. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session, and the instructions will be given at that time. As a reminder, today's call is being recorded. I would now like to turn the conference over to our host, Joanne
               Wanstreet, Vice President of Investor Relations. Please go ahead.

J. Wanstreet   Thank you for joining us today, July 22, 2003, for discussion of our second quarter results, which were released this morning.
               This call is being Web cast by CCBN.com and will be available for replay beginning about 6:00 p.m. eastern time today and for the next 30 days. You can access the replay through the investor relations page of our Internet site, www.lubrizol.com.

               We want to remind everyone that this Web cast contains time-sensitive information that is accurate only as of today. Any redistribution, retransmission, or reproduction of this call without written company consent is prohibited.

               Participating in the call with me today are Charlie Cooley, our Vice President and Chief Financial Officer, and John Ahern, our Controller. Charlie Cooley will discuss the quarter's results and our outlook for the rest of the year. We will then open the lines for questions and discussion.

               Before I turn it over to Charlie, I need to remind you that some of the information to be furnished in today's session will constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those focused on future plans, objectives, or performance, as opposed to historical items.

               We remind you that actual results could differ materially from the results projected or referenced in these forward-looking statements. Some factors that could cause actual results to differ from those in the forward-looking statements are contained in the management discussion and analysis in our 2002 annual report to shareholders that is part of our 10-K report. With that, I will turn it over to Charlie Cooley.

C. Cooley      Good afternoon, and welcome to Lubrizol's Second Quarter Earnings teleconference. Earnings for the quarter, excluding restructuring charges, were in the upper end of our range of guidance. Currency was a major positive factor this quarter. In addition, we're particularly pleased that we've been able to pass through price increases in response to higher material costs, even in this lackluster economy. Furthermore, our industrial businesses continued to perform well this quarter.

               This morning we announced that earnings for the second quarter were $0.57 per share, which included a restructuring charge of $0.05 per share. The relevant comparison to last year's second quarter would exclude this restructuring charge; and so on this basis, earnings were $0.62 compared to $0.67 in the strong second quarter of 2002. Currency, higher price mix, and acquisitions positively affected earnings for the quarter, but these factors were more than offset by lower volume from lubricant additives, higher material costs, and a higher tax rate compared to the second quarter last year.

               For the first six months of the year earnings were $1.07 per share, which included a restructuring charge of $0.09 per share. Again, the relevant comparison to last year excludes the 2003 restructuring charge, as well as



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               2002's write-off of goodwill related to a required accounting change. On this basis, earnings were down $0.09 per share or 7%.

               Consolidated revenues for the quarter were $514.7 million, which was a new record for quarterly revenues. This quarter's restructuring charge of $3.5 million pre tax, or $0.05 per share, consisted of two parts. The first part relates to restructuring activities at our Bromborough, England facility, which consisted of equipment write-offs and severance costs of $2.8 million.

               You will recall that we began restructuring this intermediate production and blending facility in the first quarter. We estimate that the Bromborough restructuring will be completed by year end, with an additional cost of less than $0.5 million, which is in line with the estimates I gave you at last quarter's conference call.

               The second part of the restructuring charge consisted of $700,000 for a voluntary separation program for about 60 people at our India joint venture. Annualized savings from the combined restructuring initiatives are projected to be approximately $4.5 million.

               Now I'll walk through the various components of our financial statements, beginning with the components of revenue. Consolidated shipment volume for the second quarter was down 9% from the second quarter of 2002. Volume for the quarter included a shift in our viscosity modifier product line from liquid polymers to a higher-value concentrated solid form. Setting aside the impact of the viscosity modifier mix change, which predominantly affected fluid technologies for transportation, shipment volume was down 6% compared to second quarter of 2002. Acquisitions, primarily Dock Resins, contributed one-half percent of volume for the quarter, now that it's been more than a full year since we closed the 2002 acquisition of Chemron. I'll elaborate on volume when I discuss segment results.

               By region, comparing the second quarter 2003 to the second quarter 2002, consolidated shipment volume was down 9% in North America, 10% in Europe/Africa zone, 9% in Asia Pacific Mid East, and 2% in Latin America. All regions were affected by the shift to solid viscosity modifiers, so the effects were mostly seen in North America and Europe. SARS and a month-long truck strike in India affected Asia Pacific volumes.

               Now I'll turn to the other components of revenue for the second quarter. Combined price mix was up 4.5% compared to the second quarter of 2002. I mentioned that we've been successful with price increases; however, we believe mix had the greater impact on revenues. We've been reporting price and mix as one combined factor since it's difficult to distinguish the two in those years where we're in the process of a major product change. Sequentially, price mix added 2.5% to revenue for the second quarter. I'll have more to say about pricing in the section on segment results.

               Currency added 5% to revenues for the quarter compared to the year-earlier quarter, and 1% compared to the first quarter of 2003. Other revenues of $400,000 were less than half their levels of the second quarter of 2002, reflecting a reclassification of toll processing revenues for the first half of the year to net sales.

               In summary, revenues for the quarter were up 1% to $514.7 million, thanks to favorable currency and positive price mix offsetting the volume decline. Excluding acquisitions, revenues were even with the second quarter last year. Second quarter average raw material cost was 10% higher than the second quarter a year ago and 3% higher than the first quarter of 2003, as earlier cost increases rolled through our financials.





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               Our last base oil price increases occurred in February. Prices for natural gas-derived C4 streams declined in the quarter, while several other raw materials increased. In the month of June we saw upward price movement in our overall basket of raw materials.

               Material margins strengthened about 35 basis points from the third quarter of last year when our material costs started to climb. As best as we can determine, after removing the effects of mix and currency, the combination of the December price increase and the more recent surcharges has taken our calculated real margin per ton, as of the end of the second quarter, back up to the last October/November levels.

               Operating expenses, consisting of manufacturing and STAR - selling, testing, administration, and research - but excluding the restructuring charge, increased 5% for the quarter, as compared to the second quarter of last year. Excluding acquisitions and currency, operating expenses were about the same as last year, both on a quarterly basis and year to date, even after higher utility costs and the effects of the fires we discussed in April. I'll go into detail on the components of operating expenses next.

               Consolidated net manufacturing expenses were 9% higher for the second quarter of 2003. Net expenses associated with the Le Havre and metalworking fires we discussed in April amounted to about $3 million. The impact of a weaker dollar, however, was a larger factor in a year-over-year increase. Lesser factors included higher utilities, acquisitions, and a reclassification to manufacturing of expenses at certain subsidiaries of fluid technologies per industry that were formally charged to selling and administrative expenses.

               Also included in the quarter was a favorable labor and overhead adjustment of approximately $2 million, as we built inventories to insure adequate shipment levels to our customers following the fires.

               Technical expenses of $40.6 million were down 2% from the second quarter a year ago and also down 2% from the first quarter of this year. The decrease was caused by FTT's lower testing at outside laboratories this quarter compared to last year.

               Selling and administrative expenses for the quarter of $50.2 million increased 4% over the second quarter of 2002, but were down one percent sequentially. The year-over-year increase was attributable to salary and benefits, currency, and acquisitions.

               The gross profit margin, at 27.5% for the quarter, was down 120 basis points from the second quarter a year ago, but up 10 basis points from the first quarter of this year. Compared to the second quarter a year ago, the volume decline and real material cost increase more than offset the positive impacts of price mix and currency.

               Other expense of $24,000 for the quarter compared to $3.3 million for the second quarter a year ago. Currency translation gains were the primary reasons for the year-over-year change.

               EBIT, excluding the $3.5 million restructuring charge, was $51.3 million, or 4% lower than the second quarter last year and 9% higher than the first quarter of 2003. Refer to our Web site, www.lubrizol.com, on the inventor conference call page for reconciliation to GAAP net income.

               The net of interest income interest expense was $5.1 million expense for the quarter, as compared to $4.3 million a year ago, reflecting lower interest income.



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               The tax rate was reduced to 31.1% for the quarter to arrive at a rate of 32% for the first six months. The decrease from the first quarter rate of 33% to a second quarter rate of 31.1% tax rate added almost $0.02 to earnings for the second quarter.

               Our decision to reduce the estimated annual tax rate from 33% to 32% is based on our best judgment at this time regarding the various relevant factors and reflects, in particular, our expectation of higher levels of non-taxable currency translation gains for the year. However, this has been an especially challenging year for estimating the tax rate, and so I would not rule out the possibility of a further reduction in the rate next quarter, should factors so dictate. I would also add that the restructuring charge is tax-affected at the same 32% tax rate.

               Currency was a positive contributor to earnings for the quarter. Staying consistent with our traditional methodology for the pro forma calculation. EPS for the quarter was approximately $0.18 because of the favorable impact of the weaker U.S. dollar. As I've stated in the past, this pro forma calculation can potentially misrepresent the actual currency impact, particularly for material costs, so I offer up this number on the same basis as we calculated it previously.

               Next I'll turn to segment results. Fluid technologies for transportation revenues of $393.1 million were down 3%, but segment contribution income of $81.7 million was up less than one percent compared to the second quarter a year ago. Sequentially, FTT revenues were up one percent and segment contribution income increased 8%.

               In addition to the previously mentioned volume effects from the shift from liquid to solid viscosity modifiers, volume shortfalls in the quarter came from four sources. First, we experienced the expected business loss from one major customer. Secondly, to a lesser extent, we shed some marginal business. Third, we shifted some specialties products to more concentrated formulations, and finally, we saw a continuation of a weaker than expected market for lubricant; although this was also a minor factor for the second quarter.

               Reports circulating in the industry indicated that lubricant sales were down by as much as 5%; however, we believe our customers performed better than the industry average in the quarter.

               This quarter we saw the effects of the price increase--structured as a surcharge--that we implemented in late March for North America and in late April for product source from Asia and Latin America. The surcharge was designed to address extraordinary increases in raw materials and natural gas-fired utilities.

               You may recall that our costs were climbing early in the fourth quarter last year, and we began raising prices in December, and although we have not recovered the cumulative increases since the cost began to climb, we realized higher pricing sufficient to cover those costs in May and June.

               Excluding the effects of mix in currency, the calculated real margin per ton at the end of the second quarter was comparable to the October/November levels. In other words, as of the end of June, the price increases were covering the material cost increases. We're continuing to monitor raw material cost and we're poised to take aggressive action in case those costs increase further.

               Other upsides for FTT are in changing diesel engine oil specifications and in the upcoming GF4 passenger car motor oil specification. We are seeing an emerging trend of product differentiation in our FTT business with stratification in the engine oil market. Europe already has multiple product families to address various performance levels.



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               For the North American market, the industry has been
               reformulating diesel additives because last year's PC9 standard has not been adequate to perform with the new diesel engine. Diesel engine OEMs are setting their own specifications that we expect will result in multiple diesel additive packages. We're well positioned with technology for these reformulations.

               The North American passenger car market appears to be moving toward multiple coexisting standards as well. We've been updating you on the GF4 upgrade, and we continue to believe initial commercial sales will be in the first quarter of 2004. We also believe GF4, unlike the last few standard changes in North America, will be an upgrade in treat rate; that is higher additive volume. Initial indications in the market are that GF4 will justify higher pricing.

               Our breadth of technology, along with recent capital authorization for a continuous blender for our Deer Park, Texas facility, will enhance our market leadership position to be able to produce an increasingly complex product line more cost-effectively.

               Fluid technologies for industry, FTI, had another strong quarter despite soft industrial markets. Revenues of $113.7 million increased 17% compared to the second quarter of 2002. Without acquisitions, FTI organic growth for the quarter was 11%. Chemron's strong sales contributed to the organic growth statistics for the quarter, since it's been more than a year since we acquired them.

               This quarter our metalworking and specialty monomer businesses also performed exceptionally well. Integration of the Dock Resins acquisition, which contributed $0.02 to EPS in the quarter, exceeded our expectations with successful introductions of proprietary new products for the coatings markets driving the results.

               In our Foam Control business we announced last week that we acquired the well-known MASIL and MAZU brands of silicone products from BASF. This small product line is a drop-in for our existing manufacturing and sales capacity and expands our Foam Control business to about $40 million in revenues, all built with acquisitions over the last three years.

               FTI's segment contribution income of $15.9 million for the quarter was a decline of 14% from a year ago, primarily caused by $4 million in costs associated with the metalworking facility fire. The majority of the remainder of the FTI contribution income decline, as a percentage of FTI revenues, is due to higher technical spending and unfavorable product mix in the anti-wear hydraulics portion of FTI.

               Looking ahead to the rest of 2003, we anticipate returning to year-over-year profit increases in FTI's segment contribution. The segment we now label "All Other", comprised of advanced fluid systems, the emissions and fluid metering equipment businesses and emulsified products, including PuriNOx, recorded revenues of $7.9 million for the quarter, which was 26% higher than the second quarter a year ago. Segment contribution loss was $1.9 million, compared to a loss of $2 million in the second quarter a year ago.

               Emissions control systems realized another strong quarter for sales of diesel oxidation catalysts and diesel particulate filters. California has been the primary commercial focus for these emission control systems. At the port of Los Angeles we're mid-way through installations of DOCs on about 500 yard tractors. In addition, we expanded our distribution network in California for the stationary generator and school bus markets. Cleaire, a subsidiary of Cummins, will be marketing our devices for stationary generators.

               Beyond California we continue to install our diesel particulate filters on vehicles operating in underground coalmines. The U.S. Mine Services Health Association



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               mandated installations of retrofit devices for this application, and we're leading this market with some unique technology.

               In the U.K. we signed a distributor to target airport ground support and our retrofit sales continued with fire brigades.

               Now I'd like to turn to PuriNOx. As you know, all along we've attempted to quantify the market potential for PuriNOx and our efforts to define this emerging market hasn't been very good. Anyone who's been following Lubrizol for any length of time knows that our estimates of the potential for PuriNOx have dropped significantly.

               This year we didn't put a number on the potential because we've been focused on learning about the market, the regulatory environment, and the best applications for our product. Here's what we've learned this quarter.

               As we expected, the EPA registered the all-weather blend, so most of the expense of regulatory testing is behind us. Commercial sales began in Sicily and we shipped the blender to China, where trials with bus fleets in Maoming are getting underway. Chevron Texaco's Los Angeles blender continued to be sold out, supplying the port of Los Angeles. We're in the planning phase of increasing capacity in the L.A. area.

               In London, we've learned that PuriNOx doesn't work well in certain newer engines, so we've worked with our customer, BP, to introduce to the London bus fleet a newly reformulated version of PuriNOx designed to be compatible with the newest EURO 3 engines. We're back to trial quantities while the new product is transitioning, and so we've experienced some setback with our commercialization progress in the U.K.

               Here in the U.S. we found that we need a different formulation of PuriNOx for use in vehicles that sit idle for long periods of time or vehicles with underpowered engines where the power loss associated with the water content of the fuel interferes with vehicle performance.

               These findings were described by the Texas Department of Transportation in their draft report on their experience with PuriNOx in the TxDOT fleet. The study did revalidate the emissions reduction for PuriNOx as we have claimed consistently. We're responding to the study and adjusting our formulations. However, if TxDOT has a desire to introduce their own specialty version of ultra-low sulfur diesel fuel in Texas, it may be difficult to counter.

               So, as we've done every year with PuriNOx, we're reevaluating our strategy in light of our recent experiences, and we do not expect 2003 PuriNOx revenues will be materially different than 2002. Obviously this has been a difficult startup. On the other hand, we are encouraged by the successes we have achieved with many satisfied customers.

               Turning to cash flow, our cash flow from operating activities for the six months was $44.5 million compared to $128.4 million in the first half of last year, due primarily to higher working capital levels. The increase in working capital is due to the following factors: receivables consumed cash of $27 million due to the impact of higher revenues on receivable balances and the reporting of about $8 million of insurance receivables resulting from the fires.

               Our average days sales outstanding for the first six months of 2003 was 54.6 days, which is the same as the first six months of 2002. Our target for the year is to average 53.5 days outstanding. Inventories consumed cash of $20 million due to higher unit cost of inventories, some slowing of sales, and a buildup of safety stock to ensure adequate supply to customers in the event production



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               units in France did not come up as quickly as planned. I am pleased to report that we resumed substantially all production at Le Havre in early July.

               Lastly, we paid down $19 million of current liabilities since year-end, compared to a buildup of $29 million last year. The change is due to payment of variable compensation in the first quarter relating to 2002 and timing of procurement and payment to vendors. We have not changed our payment terms to suppliers.

               While I'm on the subject of cash, let me mention pensions. We previously indicated our plan to make a 2003 plan-year contribution of $5 million to $6 million payable in September 2004. We now expect to make a 2002 plan-year U.S. pension contribution of approximately $3.6 million late in the third quarter of this year. We also anticipate making a plan-year 2003 contribution of approximately $3 million in September of 2004. This amount may change depending on asset and liability evaluations as of year-end.

               Capital expenditures were $21.5 million in the second quarter, for a six-month total of $36.8 million. Given our current estimates for timing of projects through the remainder of the year, we now believe full-year cap ex will be in the range of $80 million to $90 million.

               Now I'd like to address our outlook for the remainder of 2003. We continue to believe that earnings this year will be in the range of $2.20 to $2.30 per share. However, we're more comfortable with the lower end of the range. This guidance excludes a projected $0.10 for the full-year restructuring charge. So after the restructuring charge, we believe GAAP EPS will be in the range of $2.10 to $2.20.

               The key assumptions in our current model include the following:
               We believe second half shipment volume will be flat compared to the first half of 2003. Our model continues to assume that material margin dollars will improve year over year, as favorable currency, pricing, and richer product mix continue to offset lower volumes and higher material costs for the year.

               We believe gross profit percent will be down for the year, in the range of 125 to 150 basis points, reflecting lower volume; price increases not fully recovering higher material costs at historical margin spreads; higher utility expense; and some reclassification of cost into manufacturing, previously reported as S&A.

               We believe that STAR expense will be up approximately 2% for the year due to the currency, acquisitions, and higher salaries and benefits. Finally, our guidance is based on a 32% tax rate for the year.

               As I said, we're more comfortable with the lower end of the range than the upper end. However, many upside variables in combination could get us to the upper range of our guidance, including economic recovery and rebound in customer demand, lower material costs, lower than expected operating expenses, higher currency translation gains, and a potential further reduction in the tax rate.

               I am departing from past practice by not providing specific guidance for the third quarter. I have endeavored to be as forthcoming as I can be about the second half, and I don't think we add much by putting specific numbers around the upcoming quarter, especially since the third quarter, in the past, has tended to be a particularly difficult one to forecast.

               I will say, however, that we believe our typical seasonality may hold this year with a stronger third quarter than fourth, and we further expect that the third quarter will come in lower than the second. With that I'll open it up for questions.



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Moderator      Our first question comes from Nina Scheller with Morgan Stanley.
               Please go ahead.

N. Scheller    I was wondering, first on PuriNOx, how these very setbacks you talked about might affect the overall size of the market. You once talked about a 200 billion gallon market. I just want to see where that stands now.

C. Cooley      We originally talked about a $200 million revenue potential for
               Lubrizol. The way we got to that market estimate was in retrospect we determined it to be a bit too broad-brushed. We have confirmed, as you know and as we've told you, that the product works well; but what we've further determined is that it's much more of a niche application than we had originally hoped it would be, driven by such factors as I mentioned in my prepared remarks, such as it really be included for fleets that are homogeneous in nature, that have higher utilization levels and higher powered equipment.

               I really don't have any revised estimate for you in terms of market potential. That's part of our constant evaluation, but what I would like to emphasize is that we have been, and will continue to be, disciplined in our approach to how we dedicate resources to PuriNOx, as we do with our acquisition strategy. We do set high standards for how we evaluate things. I should hope that as we get a clearer picture on the true potential PuriNOx we'll certainly let our investor community know.

N. Scheller    When do you think it will hit break-even? I think the previous target was the end of this year.

C. Cooley      I really begged off, Nina, on timing on that for a while. What we have said is that a break-even revenue level, given our current cost structure, is sort of in the area of $20 million, but I really don't want to give you any sense of timing on that.

N. Scheller    I just have one more question. Can you talk about trends during the quarter, whether June was better or worse than April?

C. Cooley      Let me talk about the second quarter as it turned out, versus the second quarter as we initially viewed it in April when we gave you the guidance for the second quarter. We came in with less volume than we originally intended, but offsetting that was a stronger margin, particularly in FTT, thanks to the surcharge.

               As we saw the quarter progress, and as I mentioned in my remarks, we saw the surcharge fully offsetting the higher raw material costs. As the quarter turned out relative to my April guidance, currency was really not much of a factor, although currency was a big factor when you compare second quarter '03 with second quarter '02.

N. Scheller    In terms of the end market, did it worsen during the quarter or get better?

C. Cooley      We attribute a little bit of our volume drop to an overall weakness in the lube market, but that's really a minor factor. We did see generally weaker demand across virtually all of our markets, but it was a relatively small factor. I would also say that July is looking pretty good, not only in FTT but also in FTI. So we're seeing decent volume into July and the FTI businesses are continuing to do well.

Moderator      Our next question comes from Jeff Zekauskas with J.P. Morgan.
               Please go ahead.

J. Zekauskas   I have a few questions. First, can you repeat what you said about the currency effects on the quarter? I had a little difficulty following that.

C. Cooley      I did my typical estimate of what currency did at a bottom-line basis and I said that it contributed $0.18.



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J. Zekauskas   Secondly, the volume decrease on a consolidated basis in the quarter was 9% and I guess it was 6% after the reformulation?

C. Cooley      Six percent when you make the viscosity modifier liquid to solid adjustment.

J. Zekauskas   What would happen if you excluded the loss of the large customer?

C. Cooley      I would estimate that that customer was more than half of that
               6% adjusted drop.

J. Zekauskas   Is there any more of the effects of that customer in the
               remainder of the year?

C. Cooley      At this point in time we do not expect any further losses with that customer this year.

J. Zekauskas   All things being equal, the reason why you think that your volumes can be flat in the second half, after being down 9% this quarter, is that 9% is really 6%, and then if you exclude the customer it's really 3%, and you think you can do about 3% better than that number. Is that the idea?

C. Cooley      Yes. That's right, Jeff. The VM shift will be there throughout the year.

J. Zekauskas   Can you talk about where you expect prices to be on a sequential basis, in the third quarter, in raw materials?

C. Cooley      Where prices are today are sufficient to recover the higher material costs as material costs stay flat with end of second quarter levels.

J. Zekauskas   What I mean to say is that if your prices were up a couple of percent, 2.5% sequentially this quarter, and it sounds like you had better pricing toward the end of the quarter, all things being equal, how much would your prices be up sequentially in the third quarter? That is, if your prices held constant at the end of this quarter, what would that mean on a sequential basis for next quarter?

C. Cooley      I'm modeling slightly higher average selling price in the third quarter versus the second quarter, maybe one percent to 1.5%, something like that.

Moderator      Our next question comes from Saul Ludwig with McDonald
               investments. Please go ahead.

S. Ludwig      I just want to clarify this coming on volume. You said that you expect your volume in the second half of the year to be the same as your volume in the first half of the year. Was that correct?

C. Cooley      Yes.

S. Ludwig      If that were the case, how would your second half volume compare with your second half volume a year ago?

C. Cooley      Well, down, five to six percent, something like that, Saul.
               That's what we modeled.

S. Ludwig      The next comment that concerns FTI, when you were discussing the consolidated results of the corporation, you indicated, I think, that the fire expense was $3 million.

C. Cooley      That's right.

S. Ludwig      Then when you were discussing FTI, I think I heard you say that the fire expense was $4 million.

C. Cooley      That's right, too.

S. Ludwig      Help me with that.

C. Cooley      Yes. I'm happy to. Actually, the way the accounting came in for the second quarter with respect to the French fire, we actually had what the accountants called an involuntary conversion. So for that quarter we actually recognized a slight gain of approximately one million dollars. So that netted the $4 million down to a consolidated $3 million.

S. Ludwig      That one million dollars would have been up in FTT?

C. Cooley      Correct.

S. Ludwig      If we were to add the $4 million fire expense back to the
               results, you still had kind of disappointing results in FTI. You started to explain something about some problem with anti-wear hydraulics, but intimated it might be a one-time thing. Could you give a little further elaboration on what the other influence was on FTI profits and why it might be less bad going forward?

C. Cooley      One reason it would be less bad, obviously, is the absence of the fire charges.

S. Ludwig      Yes. EX the fire business.

C. Cooley      What I was trying to communicate was that FTI, as you know, Saul, is a portfolio of a number of different businesses and one of those businesses is in the additives for hydraulics area. If you peel that one out, the rest of FTI's profitability, year over year, was about comparable, profitability contribution income as a percentage of sales.

               I was just trying to give a little bit of color as to what was going on in that hydraulics segment. I was speaking to a higher technical spending, as well as an unfavorable mix change that brought down the percentage profitability of the overall segment relative to a year ago, after adjusting for the metalworking fire.

S. Ludwig      Why is that going to get better right here in the third quarter?
               Was that a one-shot deal?

C. Cooley      No. What I was saying, Saul, was in pulling out the effects of the fire, things will be better.

S. Ludwig      With the hydraulics business, is that CPI?

C. Cooley      No.

Moderator      Next we'll go to the line of Jeff Zekauskas with J.P. Morgan.
               Please go ahead.

J. Zekauskas   You spoke of, all things being equal, higher treat levels for
               GF4 next year. What's the order of magnitude?

J. Wanstreet   It's still too early to quantify yet, Jeff.

J. Zekauskas   What's a range of order of magnitude.

J. Wanstreet   That's still too early to quantify yet. Give us another quarter or so. We should be honing in on that more.

J. Zekauskas   In the previous earnings conference call, you said something like you were changing the way that you did business with your customers such that it's easier to pass through price increases when there's raw material price inflation, but you have to give some of that back, when your raw materials go down, a little bit more quickly than you had in the past. Can you flesh some of that out or give us an idea of how the year might play out under those kinds of conditions?

C. Cooley      What I was talking about, Jeff, was the surcharge, which was a different approach to recovering higher costs than we've taken in the past. It was explicitly tied to higher material costs. The reason why we did it differently than would normally be a "standard price increase" was because of the extreme volatility of raw materials that we saw in the first three or four months of the year.

               The notion is that we visit with our customers on a monthly basis, and as our basket of raw materials goes up and down we would adjust our pricing accordingly. What's happened since then, though, is that the material costs have remained stubbornly high, so the surcharge has remained effective with a little downward variation. So our expectation and intent is that as material costs continue to be at their levels, so will the pricing be there to compensate us for that.

J. Zekauskas   Can you remind me of the magnitude of the material surcharge?

C. Cooley      I think we're talking about 5% to 10% across the range of
               different product lines, and also geographies. We went out with those price increases globally, other than the Europe zone, because their currency was a favorable factor there.

J. Zekauskas   In terms of pricing your products for GF4, my recollection, historically, is that when prices go up - you know, call it six months in advance of a new product introduction - there tends not to be any additional price increase. On a historical basis that's been the scene, at least, that I've observed. Do you think that that's a kind of scenario that might play out or do you see a different scenario?

J. Wanstreet   I don't think we see that scenario, Jeff. I think that we've been able to justify the recent surcharge on the basis of higher raw material costs and higher utility cost and that the way GF4 has been positioned in the marketplace, it's really looking at being able to recover the higher value that's perceived for that product. While it's, again, kind of early in the stage to be able to predict what GF4 pricing will look like, we're feeling pretty optimistic about it.

J. Zekauskas   Lastly, how much is GF4 costing you in R&D and testing this year?

C. Cooley      A typical program has been in the $20 million range.

J. Wanstreet   Twenty-million-dollar range for a typical program. It's been going on though, now, for a good two years.

C. Cooley      I would say $10 million would be the high end of what we are spending this year.

J. Zekauskas   Ten is the high end of what you're spending this year?

J. Wanstreet   Yes.

J. Zekauskas   What does that go down to next year?

C. Cooley      I honestly don't know.

J. Zekauskas   Does it go down to zero?

C. Cooley      We'll probably still have some customer approvals to be doing next year.

J. Wanstreet   And we'll be working on some European programs. We'll undoubtedly start working on next generation HD. So other things will pick up.

C. Cooley      So you're asking about GF4 next year, Jeff?

J. Zekauskas   Yes.

C. Cooley      I don't know. I imagine there'll be some trickling in, but I don't know the answer to that.

Moderator      Our next question comes from John Goetz with Pzena Investments.
               Please go ahead.

J. Goetz I want to actually follow up on the gross margin, Charley, for the second half. Normally we have lower gross margins in the second half than the first half. A good portion of that is an assumption that normally second-half volumes are lower than the first-half volumes. I'm thinking through where we are in the prices. I would have expected that we're still a little behind, so we should still be trying to do a little bit of catch-up on prices on the spread, but it looks like there's nothing in the assumption for the second half for that. Because if we're having a 125 basis point decline in gross margin, we're just reflecting the normal seasonal effect, even though the volumes are stronger than the normal seasonal effect. So actually it looks like net deterioration in the gross margin assumption.

C. Cooley      Yes. I'm modeling about a 100 basis point drop in gross profit margin in the second half versus the first. A fair bit of that is because we would expect higher operating expenses because, as you know, we delayed our salary increases this year to begin in the third quarter, so that will be an unfavorable comparison from the second half to the first half. I would also expect a higher STAR because of this specific reformulating testing spending we're doing for PC9 diesel spec.

               On pricing, the surcharge didn't fully kick into high gear until mid-second quarter. So I would expect, as I mentioned earlier, we should see higher pricing to the tune of maybe 1.5% in the third quarter versus the second quarter. You should see some there, and I'm modeling about flat unit material margins. In other words, I'm modeling a little bit higher raw material cost in the third quarter sequentially as well.

J. Goetz Right. Just to follow up on that assumption then, I guess I'm just trying to make sure we haven't lost track of where we think we are in terms of pricing vis-a-vis raw materials. Do we think we're still behind, is my question?

C. Cooley      Yes, we are, and so our office of pricing is continually working diligently to address it. In my remarks I said, as you recall, John, that there's an area under the curb that we lost in the early part of 2003 and we're back to those unit margins that we saw in the fall of last year. I would say that we've captured about 50%. We've recovered, in higher pricing, about 50% of the rise in raw material costs that we've seen since the fall.

Moderator      Now we'll go again to the line of Jeff Zekauskas with J.P.
               Morgan. Please go ahead.

J. Zekauskas   Just a point of clarification again: You spoke of the tax rate perhaps shifting lower in the second half. Can you expand on that a little bit?

C. Cooley      Sure. I did want to make that comment so if we do indeed make a change in the third quarter that people have had some warning.
               The big factor this year in estimating tax rate, or the big challenge this year in estimating tax rate, has been all around the magnitude of anticipated currency translation gains, which are not taxable, so they affect the effective tax rate.

               When we looked at where we were as of mid-year, we were quite comfortable, John and I, at the 32% level. But in looking at the currency picture, we saw a potential, perhaps, for greater further reductions than reversal in tax rates. That's why I made that comment. If we do reduce it further, I wouldn't anticipate it being by very much, but I did feel it was valuable to get that comment out there.

J. Zekauskas   I have two short questions. How much is the salary increase, on a percentage basis, across the board, for your employees?

C. Cooley      About 3% to 3.5%. It varies a lot by country, but it's about
               3% globally.

J. Zekauskas   Can you just refresh my memory as to what the cumulative
               translation benefit has been in the first half?

C. Cooley      On EPS?

J. Zekauskas   On EPS.  Sorry about that.

C. Cooley      Twenty-nine cents.

Moderator      Now we'll go to the line of Saul Ludwig with McDonald Please go ahead.

S. Ludwig      In light of the changing interest rate environment, Charley, are you doing anything about converting fixed to variable or variable to fixed? If so, what would that do to your interest expense in the back end of the year?

C. Cooley      The swap market is not conducive to reconverting to floating what we've previously unwound last year. Our long-term strategy, Saul, is to have a greater proportion of floating rates in our mix. So
               I wouldn't anticipate anything happening now. Certainly, should we require incremental financing, then it would most likely be at floating rates to get back to a better balance, but I don't anticipate any changes in terms of our fixed floating mix, all things being equal.

S. Ludwig      Finally, the whole thing with acquisitions has been a little less than everybody would like. Could you give us a little color on what you think the pulse of things are now? Obviously a deal is not a deal until it's signed and in the fold, but do you sense things are getting more conducive to completing some deals; or do you sense that being a more difficult environment between now and the end of the year?

C. Cooley      I don't want to make any predictions because it would probably turn out to be wrong, but we are as busy as we've ever been, looking at a range of interesting transactions. Some of them are one-off; others are competitive kind of auction type situations, so in terms of the overall environment that we're working in right now, that pipeline of targets that we talked about remains pretty full. I would certainly hope that we could be announcing something sooner rather than later, but I don't want to make any predictions.

Moderator      There appear to be no additional questions.

J. Wanstreet   Thank you. We'll let you wrap up with the replay number.

Moderator      Certainly. Ladies and gentlemen, today's conference will be
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               That does conclude our conference for today. Thank you for your
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